EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Brunswick Rewards Plan of Brunswick Corporation of our reports (a) dated January 28, 2003, with respect to the consolidated financial statements and schedule of Brunswick Corporation included in its Annual Report (Form 10-K) and (b) dated June 25, 2003, with respect to the financial statements and schedule of the Brunswick Rewards Plan included in the Plan’s Annual Report (Form 11-K), both for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Chicago, Illinois
February 16, 2004